EXHIBIT 99.1
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext. 1
cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update

Houston, Texas, March 24, 2011 - GeoResources, Inc., (NASDAQ: “GEOI”), today provided an operations update.

BAKKEN SHALE OPERATED

  We have drilled three Middle Bakken wells in Williams County, North Dakota and are currently drilling our fourth Middle Bakken well in eastern Montana. Our first operated Williams County well, the Carlson #1-11H, was drilled on a 640 acre spacing unit and has been completed as a Middle Bakken producer. The well tested at a  24-hour production rate of approximately 685 barrels of production daily (“BOPD”), through a 4½” frac string, on a 29/64” choke.  Harsh winter conditions delayed operations and we just recently placed the well on production.  Average production was 350 BOPD and 316 barrels of water per day over a recent five day period of continuous production.  We own a 47.5% working interest in the well. The Siirtola #1-28-33H has recently been fraced with 30 stages (18 sliding sleeve and 12 perf and plug) and was cleaning up with a 37% oil cut which should improve to  50% or more as seen in nearby wells. The well was flowing back at a rate of 840 BOPD and 480 MCFD, on a 26/64” choke through a 4½” frac string, prior to being shut in due to severe weather and the resultant inability to transport oil and water.  We are currently in the process of fracing the Anderson #1-24-13H. Our working interests in these 1,280 acre spacing unit wells are approximately 34% and 35%, respectively.  We have moved the drilling rig to eastern Montana (details below) and we expect to move the drilling rig back to Williams County and pursue continuous development of our acreage by late April.

To date, we have acquired approximately 25,000 net acres in our Williams County project, generally representing a 47.5% working interest, within an area of mutual interest (“AMI”) being developed with a subsidiary of  Resolute Energy Corporation (NYSE: REN) and another industry participant. We are the operator for our group. Assuming full development on 1,280 acre spacing units, our group has varying interests in 100 units. Our intent is to accelerate drilling and we plan to add a second drilling rig during the summer.

BAKKEN SHALE NON-OPERATED

In our non-operated program located in Mountrail and adjacent counties in North Dakota, we have participated in 85 wells drilled by our primary operator, Slawson Exploration Company (“Slawson”) with a 100% success rate.  In addition, we own minor working interests in numerous other wells within the Bakken/Three Forks play.   Slawson is currently running five drilling rigs on our North Dakota acreage and we are continuing to seek to acquire additional acreage and well interests in the project area.

The following table updates our prior operations releases regarding our non-operated activities in the area. Generally, we report only the wells operated by Slawson, but may include others where the wells or our interests are meaningful. We do not report our numerous minor interest wells. The table below lists activity during the indicated quarters for such wells, with subsequent production data, where available. We are reporting oil production only, therefore excluding natural gas and equivalents, which are less meaningful.

WELL NAME	SPACING UNIT (ACRES)	WORKING INTEREST	IP (BOPD) (1) (24-HR RATE)	1st 30 DAY AVG (BOPD)	1st 60 DAY AVG (BOPD)	CURRENT STATUS

3rd Qtr 2010
Armada Federal #1-14-13H	1,280	10.37%	1,407	1,059	855	Producing
Goblin #1-26H	320	2.40%	1,287	626	493	Producing
Revolver #1-35H	640	1.90%	1,373	823	571	Producing
Mole #1-20H	640	7.70%	615	485	402	Producing
Silencer #1-29H	640	8.55%	1,172	644	576	Producing
Jaguar #1-32H	640	13.50%	1,120	570	426	Producing
Muskrat Federal #1-28-33H	1,280	6.51%	1,050	558	671	Producing
Vixen Federal #1-19-30H	1,280	6.52%	1,307	507		Producing
Hunter #1-8-17H	1,280	6.08%				Completing
Submariner Federal #1-23-24H	1,280	12.57%				Completing
Vagabond #1-27H	640	4.95%				Completing
Water Moccasin #1-34H-TF	640	5.70%				Completing

4th Qtr 2010
Prowler #2-16H	640	5.86%	725	452	Producing
Bandit #2-29H	640	7.35%	959		Producing
Payara #2-21H	640	6.28%	1,069		Producing
Genesis #2-13H	640	8.51%			Completing
Loon Federal #1-24-25H	1,280	4.84%			Completing
Mamba #2-20H	640	8.38%			Completing
Mustang #1-22H	640	4.75%			Completing
Nightcrawler #2-17H	640	6.67%			Completing
Hunter #2-8-17H	1,280	6.08%			Drilling

1st Qtr 2011
Alamo #2-19-18H	1,280	8.59%			Drilling
Ambush #1-31-30H	1,280	12.66%			Drilling
Diamondback #2-21H	640	2.79%			Drilling
Jughead Federal #2-26H	640	8.88%			Drilling
Orca Federal #1-23-26H	1,280	4.84%			Drilling
Cruiser #2-16-9H	1,280	10.80%			Waiting on Rig
Dagger #1-10H	640	12.52%			Waiting on Rig
Jaguar #2-32H	640	13.50%			Waiting on Rig
Muskrat Federal #2-28-33H	1,280	6.51%			Waiting on Rig
Wizard #2-35H	640	14.40%			Waiting on Rig

(1)
As used in the above table, “IP (BOPD) (24 hr. rate)” is defined as the peak oil volume produced on a daily basis through permanent production facilities that occur within the first few days of initial production from the well.

At present, four wells are scheduled to commence drilling in the second quarter of 2011 in which we expect to have working interests in the 5% to 15% range.  Additional wells are in the process of being permitted and scheduled.

MONTANA

In Richland and Roosevelt counties of eastern Montana, we have acquired approximately 9,000 net acres (7,500 operated) where we are the operator of sixteen 1,280 acre spacing units and have non-operated interests in several additional units.  We initiated our operated drilling program with the Wheeler Ranch #9-16, which is a vertical Ratcliffe formation well, drilled to approximately 8,650’. The well has been drilled, casing set and is currently waiting on completion, which is anticipated to occur in the next several weeks.  Our working interest in the well is 25%. Ratcliffe producers in this area typically have long lives with initial oil rates of 75 BOPD. A direct offset continues to produce with cumulative production of 168,000 BO.  In addition, we are currently drilling our first Montana-operated Middle Bakken formation well, the Olson #1-21-16H where we hold a 31.375% working interest.

To date, we have participated in three non-operated units. The Swindle 16-9 #1H (9.375% working interest) is a 1,280 acre unit well operated by Brigham Exploration which tested at a rate of 1,065 BOPD and is currently producing.  We are participating with Slawson in the Rip Rap project area with a 25% working interest and to date, we have participated in two wells drilled on 640 acre spacing units. The Renegade #1-10H has been completed as a producer with an initial production rate of approximately 630 BOPD and an initial 30 day average of 330 BOPD with a 60 day average of 260 BOPD and the Battalion #1-3H which is currently waiting on completion.

EAGLE FORD

In January 2011, we initiated drilling our first Eagle Ford unit, the Flatonia East Unit #1H which has been drilled and cased.  We are currently drilling the Flatonia East Unit #2H.  This 900 acre unit is located in southwest Fayette County, Texas. We plan to drill and case the second well and frac both of them sequentially. We intend to use down-hole micro-seismic techniques in one well while fracing the other to evaluate the effectiveness of the frac and required development spacing.  At present, we are in the process of forming five additional units, which we expect will be sized at 650 to 1,000 acres. We have assembled approximately 23,000 net acres, including working interests ranging from 32.5% to 65%, in Atascosa, Fayette, Gonzales and McMullen counties.  Recent nearby drilling and production activity, has confirmed our geological analysis that the vast majority of our acreage is over-pressured and in the volatile oil to high condensate windows of the Eagle Ford trend.

QUARANTINE BAY

On March 20, 2011, the Company and its operating partner spud the SL 195 QQ #365, a 3-D seismic supported prospect located in Plaquemines Parish, Louisiana in which we hold a 20% working interest.  This exploratory well will target Cib Carst sands at approximately 13,300 feet that produced oil in an adjacent deeper fault block. Potential prospect oil and gas resources are estimated at 1.3 MMBO and 937 BCF.  Our operating partner is also initiating a seven well workover program in an effort to restore  oil production from certain wells.  The majority of this work should be expensed during the second and third quarters of 2011 with our share of the program estimated to be between $300,000 and $400,000.

ST. MARTINVILLE

We have drilled and completed the Conoco Fee #A-53, located in St. Martin Parish, Louisiana. The primary objective failed to trap hydrocarbons and the well was completed as a marginal producer in a Miocene sand at approximately 5,425 feet. Average production in the first 30 days was about 25 BOPD.  Our working interest in the well is 97%. We continue to integrate the 3-D seismic and subsurface geologic well control and during 2011 and 2012 we plan to drill additional Miocene locations above 6,000 feet. The Conoco Fee #A-53 well is in a fault block that had not produced from the Miocene objectives, its results provided additional data, but we do not believe it impacts the reserve potential of other prospective fault blocks.

Comments:

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented, “We are off to a good start in 2011 with our operated drilling programs in the Bakken and Eagle Ford. We are encouraged by the results achieved so far and are working toward securing additional equipment and services in order to accelerate our activities. As we continue to evaluate results, we will consider alternative fracing methods and procedures, including proppant and stages.  In addition, we have been expanding our technical staffing in order to execute our drilling plans as efficiently as possible and further expand our positions in our core areas.”

About GeoResources, Inc.
GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves, exploration and re-engineering activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward Looking Statements - Information included herein contains forward-looking statements that involve significant risks and uncertainties, including our need to replace production and acquire or develop additional oil and gas reserves, intense competition in the oil and gas industry, our dependence on our management, volatile oil and gas prices and costs, uncertain effects of hedging activities and uncertainties of our oil and gas estimates of proved reserves and reserve potential, all of which may be substantial.  In addition, past performance is no guarantee of future performance and results.  All statements or estimates made by the Company, other than statements of historical fact, related to matters that may or will occur in the future are forward-looking statements. Readers are encouraged to read our December 31, 2010 Annual Report on Form 10-K and our other documents subsequently filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain copies of filings containing information about GeoResources, without charge, at the SEC’s internet site (http://www.sec.gov).  There is no duty to update the statements herein.